Exhibit 99.1

— Press Release

For Immediate Release

July 2, 2018

Contact: Nancy E. Graves

President & CEO

201-720-3200

Bancorp of New Jersey announces a 5% Stock Dividend

The Board of Directors of Bancorp of New Jersey declared a 5% stock dividend payable on August 1, 2018 to shareholders of record July 16, 2018. Cash will be paid in lieu of fractional shares based on the closing price on the record date. The stock dividend will increase the number of outstanding shares of the Company by approximately 347,414, bringing the total common shares outstanding to approximately 7,295,692.

Chairman of the Board Gerald A. Calabrese, Jr. commented: “We remain committed in retaining capital to allow the Company to invest more in its strategic initiatives and leverage its ability for growth. The stock dividend reflects the Company’s fidelity to its shareholders, providing for a future benefit in the growth of the Company.”

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.